EXHIBIT 5.1

 GOLDFARB, LEVY, ERAN, MEIRI, TZAFRIR & CO.
Europe-Israel Tower
2 Weizmann Street
Tel Aviv, 64239
Telephone (972-3) 608-9999
Fax (972-3) 608-9909
March 31, 2011

Attunity Ltd.
Kfar Netter Industrial Park
POB 3787
Kfar Netter 40593
Israel

Re:	Attunity Ltd. - Registration Statement on Form F-3

Dear Sirs:

        We have acted as special Israeli counsel for Attunity Ltd, an Israeli company (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) relating to the disposition by the selling shareholders of 6,199,602 ordinary shares, par value NIS 0.1 per share, of the Company (the “Ordinary Shares”), of which (i) 3,276,396 Ordinary Shares (the “Loan Shares”) were issued to certain of the selling shareholders pursuant to a Loan Agreement, dated November 25, 2008 (as amended from time to time, the “Loan Agreement”); (ii) 1,638,197 Ordinary Shares are issuable upon exercise of warrants (the “Loan Warrants”) issued to certain of the selling shareholders pursuant to the Loan Agreement; (iii) 699,046 Ordinary Shares are issuable upon exercise of rights (the “Note Rights”) issued to certain of the selling shareholders pursuant to a Note and Warrant Purchase Agreement, dated March 22, 2004 (as amended from time to time, the “Note Agreement”); (iv) 349,521 Ordinary Shares are issuable upon exercise of warrants (the “Note Warrants”) issuable to certain of the selling shareholders pursuant to the Note Agreement; and (v) 236,442 Ordinary Shares (the “Note Shares”) were issued to certain of the selling shareholders upon exercise of the Note Rights and Note Warrants.

        We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

        In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact related to this opinion, we have relied upon certificates or comparable documents, or upon statements, of officers of the Company and upon certificates of government officials.

        Based upon and subject to the foregoing, we are of the opinion that: (1) the Loan Shares and the Note Shares are duly authorized, validly issued, fully paid and non-assessable; (2) the Ordinary Shares issuable upon exercise of the Loan Warrants have been duly authorized for issuance and, upon exercise of the Loan Warrants and payment therefor in accordance with the terms of the Loan Warrants, will be validly issued, fully paid and non-assessable; (3) the Ordinary Shares issuable upon exercise of the Note Rights have been duly authorized for issuance and, upon exercise of the Note Rights and payment therefor in accordance with the terms of the Note Rights, will be validly issued, fully paid and non-assessable; and (4) the Ordinary Shares issuable upon exercise of the Note Warrants have been duly authorized for issuance and, upon exercise of the Note Rights and payment therefor in accordance with the terms of the Note Rights as well as exercise of the Note Warrants and payment therefor in accordance with the terms of the Note Warrants, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the section of the prospectus entitled “Legal Matters.” This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.

Very truly yours, /s/ Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. —————————————— Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.